EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
IMPATH Inc.:

     We consent to the use of our report dated February 8, 2002 with respect to the consolidated balance sheets of IMPATH Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP
Short Hills, New Jersey
July 18, 2002